Exhibit 99.3

Date

MSP Participant

Address

Address

Dear Name:

The purpose of this letter is to update you on the status of your Management Security Plan (MSP) death benefit in light of the pending merger between Winn-Dixie Stores, Inc. (“Winn-Dixie”) and a subsidiary of BI-LO, LLC. Many of you have inquired and we are pleased to tell you that consistent with the Chapter 11 plan of reorganization approved by the bankruptcy court, the MSP death benefit will continue in its current form after the merger closes.

According to our records, your beneficiary will receive $xx.xx in a single lump-sum payment, as soon as practical after your death. As a reminder, since the MSP death benefit will be paid from Winn-Dixie’s general assets, you and your beneficiary are general and unsecured creditors of Winn-Dixie with respect to this benefit. Also, please note that this benefit is not payable from insurance and will be includible in taxable income when paid.

For those of you who participate in the Early Retiree Health benefit, or are retired and have a spouse (under age 65) covered by the Winn-Dixie medical plan, there are no plans at this time to make changes to that program. However, as always, Winn-Dixie reserves the right to amend the plan in the future.

Attached you will find a beneficiary form if you would like to update your file. Upon our receipt, this completed beneficiary designation will supersede any MSP beneficiary designation previously in effect. Your beneficiary designation currently in place under the MSP will remain in effect and will not change until the date we receive the attached, properly completed beneficiary form.

To the extent you have any questions regarding your MSP death benefit, including any requests for another beneficiary form, feel free to contact the Human Resources Support Center at 1-866-206-9466. When you call, follow the prompts until you are asked if you would like to speak to a customer service representative and press the prompt that connects you to a representative.

Best Regards,

Winn-Dixie Stores, Inc.      |      5050 Edgewood Court      |      Jacksonville, Florida 32203-0297      |      Phone (904) 783-5000

Additional Information and Where to Find it

In connection with the proposed merger and required shareholder approval, Winn-Dixie Stores, Inc. has filed a proxy statement with the U.S. Securities and Exchange Commission (the “SEC”). INVESTORS AND SECURITY HOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS FILED BY WINN-DIXIE BECAUSE THEY CONTAIN, OR WILL CONTAIN, IMPORTANT INFORMATION ABOUT WINN-DIXIE AND THE MERGER. Investors and security holders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by Winn-Dixie Stores, Inc. with the SEC may be obtained free of charge by contacting Winn-Dixie at Winn-Dixie Stores, Inc., Attn: Investor Relations, 5050 Edgewood Court, Jacksonville, Florida, 32254-3699. Our filings with the SEC are also available on our website at www.WinnDixie.com.

Participants in the Solicitation

Winn-Dixie and its officers and directors may be deemed to be participants in the solicitation of proxies from Winn-Dixie’s shareholders with respect to the merger. Information about Winn-Dixie’s officers and directors and their ownership of Winn-Dixie’s common shares is set forth in the proxy statement for Winn-Dixie’s 2011 Annual Meeting of Shareholders, which was filed with the SEC on September 27, 2011. Investors and security holders may obtain more detailed information regarding the direct and indirect interests of Winn-Dixie and its officers and directors in the merger by reading the definitive proxy statement regarding the merger, which has been filed with the SEC.

Winn-Dixie Stores, Inc.      |      5050 Edgewood Court      |      Jacksonville, Florida 32203-0297      |      Phone (904) 783-5000